Exhibit 99.1

306 East North Street, Greenville, SC 29601

www.palmettobank.com

Return Service Requested

Bank Notes

OFFICER PROMOTIONS

Leslie B. Gibbons has been promoted to Assistant Vice President, Loan Accounting Specialist. She is a graduate of the University of South Carolina. Gibbons has been employed with The Palmetto Bank since January 2008.

Carolyn C. Nelson has been promoted to Assistant Vice President, Bank Card Manager. She is a graduate of the University of Charleston in West Virginia. Nelson has been employed with The Palmetto Bank since November 2004.

OFFICER APPOINTMENT

Jeffrey C. Nix joined The Palmetto Bank as Special Assets Manager. Nix is a graduate of Clemson University and has 17 years banking experience in special asset management and commercial credit.

TERESA W. KNIGHT APPOINTED CHAIRMAN OF SOUTH CAROLINA BANKERS ASSOCIATION

Teresa W. Knight, Chief Administration Officer, Executive Vice President, has been installed as the 110th Chair of the South Carolina Bankers Association for the 2010-2011 fiscal year.

Knight, who has almost thirty years in banking, earned her B.A. degree from Clemson University, cum laude. She is a graduate of the Graduate School of Banking of the South at Louisiana State University, the South Carolina Bankers School and attended The University of Virginia Darden Leadership School. Within the South Carolina Banker Association, Knight serves on the South Carolina Bankers Employee Benefit Trust and is the former chairman for both the Trust and the South Carolina Bankers School.

THE PALMETTO BANK PARTICIPATED IN TEACH CHILDREN TO SAVE DAY

The Palmetto Bank joined banks across the nation for the 14th annual Teach Children to Save Day (TCTSD) on Tuesday, April 27, 2010. Founded by the American Bankers’ Association in 1997, the campaign has reached 3.4 million young people during the past 13 years. The Palmetto Bank visited elementary and high school classrooms to teach students about the importance of saving money. Lessons and activities centered on the concept of saving, how interest makes money grow, how to budget, and determining needs and wants.

August 13, 2010

To Our Shareholders:

For the quarter ended June 30, 2010, the Company reported a net loss of $8.5 million, compared to a net loss of $5.3 million for the quarter ended March 31, 2010. Similar to the previous quarter, the net loss in the second quarter was driven primarily by the elevated level of provision for loan losses to address the credit quality of the loan portfolio and related declines in commercial real estate collateral values.

During the second quarter 2010, substantially all of our loan chargeoffs were concentrated in commercial real estate loans, with $8.3 million of the $13.1 million in total loan chargeoffs related to four individual commercial real estate loans. Given the overall challenging economic environment and the negative impact on appraised values, we recorded write downs on our problem loans based on updated appraisals that continue to come in at significantly depressed values. On a positive note, however, the amount of loans that migrated into the problem loan category declined during the second quarter, which coupled with increased sales of our foreclosed assets, resulted in a 17% decrease in nonperforming assets from the previous quarter. We are hopeful that this will be the beginning of a declining trend in our problem assets.

On August 6, you approved the proposals to increase the number of authorized common shares and reduce the par value of the Company’s common stock. This was a very important step in the process of completing the private placement of the Company’s common stock with the institutional investors. As discussed at the annual meeting, we recognize the significant impact of the private placement on our current shareholders. As disappointing as it is to the value of your investment in the Company, we believe it is the appropriate course of action to position to Company to manage through these very difficult times and position the Company to recover the loss in market value in the post-recession environment. Thank you for your support, and as said before - we are absolutely dedicated to addressing the issues we face as quickly as possible to return The Palmetto Bank to a position of strength. Additional capital, combined with an improving economy, will clearly accelerate our road to recovery and return to profitability. Creating long-term shareholder value remains a critically important element of our corporate mission, and we continue to take value generating actions to reposition the Company for the future.

Under the stock purchase agreement with the investors, the Company also is permitted to conduct a $10 million offering after the closing of the private placement that would allow our current shareholders to purchase common stock of the Company. Details related to this offering will be provided after we consummate the private placement.

As you know from our previous letters, we have been working very hard to deal with the impact of the extended recession of the past two years, and we believe that we have made substantial progress. Many believe the recession officially ended in 2009; however, it is not yet clear if a sustained economic recovery has begun. An improving economy is critical to help our borrowers recover and therefore result in improvement in our financial results. We are monitoring our loan portfolio very carefully and continue to work proactively with our borrowers to obtain repayment of their loans. Our recovery is directly linked to the ability of our borrowers to repay their loans.

The banking industry has been severely affected by the challenging economic environment. Your management team and all of the employees of the Company come to work every day focused on the “reinvention of The Palmetto Bank” to address the issues that resulted in our poor financial performance in 2009 and 2010 and to adapt to the rapidly changing financial services industry. These are trying times in the banking industry, and we know that you pose your questions and concerns because you care – you care about your Company, our employees, our customers, and the communities we serve. Please do not hesitate to contact either one of us, or any other employee of the Company, with questions or concerns about your Company.

Thank you for your continued patience and support.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2010	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$236,029	$156,984	$188,084

Total cash and cash equivalents	236,029	156,984	188,084

Federal Home Loan Bank (“FHLB”) stock, at cost	7,010	7,010	7,010
Investment securities available for sale, at fair value	112,316	115,893	119,986
Mortgage loans held for sale	1,898	1,121	3,884

Loans, gross	967,244	1,010,247	1,040,312
Less: allowance for loan losses	(28,383)	(28,426)	(24,079)

Loans, net	938,861	981,821	1,016,233

Premises and equipment, net	29,344	30,225	29,605
Goodwill, net	3,691	3,691	3,691
Accrued interest receivable	4,222	4,221	4,322
Real estate acquired in settlement of loans	26,521	28,867	27,826
Income tax refund receivable	4,721	738	20,869
Other	23,308	17,892	14,440

Total assets	$1,387,921	$1,348,463	$1,435,950

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$143,223	$139,454	$142,609
Interest-bearing	1,048,152	989,159	1,072,305

Total deposits	1,191,375	1,128,613	1,214,914

Retail repurchase agreements	24,674	21,417	15,545
Commercial paper (Master notes)	—	18,948	19,061
FHLB borrowings	96,000	96,000	101,000
Convertible debt	380	380	—
Accrued interest payable	1,695	1,528	2,020
Other	11,154	10,599	8,395

Total liabilities	1,325,278	1,277,485	1,360,935

Shareholders’ equity
Preferred stock - par value $0.01 per share	—	—	—
Common stock - par value $5.00 per share	32,309	32,295	32,282
Capital surplus	2,758	2,677	2,599
Retained earnings	33,269	41,802	47,094
Accumulated other comprehensive loss, net of tax	(5,693)	(5,796)	(6,960)

Total shareholders’ equity	62,643	70,978	75,015

Total liabilities and shareholders’ equity	$1,387,921	$1,348,463	$1,435,950

Consolidated Statements of Loss

(in thousands) (unaudited)

	For the three month period ended June 30, 2010	For the three month period ended March 31, 2010	For the six month period ended June 30, 2010
Interest income
Interest earned on cash and cash equivalents	$88	$67	$155
Dividends paid on FHLB stock	5	4	9
Interest earned on investment securities available for sale	786	1,203	1,989
Interest and fees earned on loans	13,571	13,605	27,176

Total interest income	14,450	14,879	29,329

Interest expense
Interest paid on deposits	3,274	3,563	6,837
Interest paid on retail repurchase agreements	13	14	27
Interest paid on commercial paper	11	10	21
Interest paid on FHLB borrowings	408	493	901
Other	10	—	10

Total interest expense	3,716	4,080	7,796

Net interest income	10,734	10,799	21,533

Provision for loan losses	12,750	10,750	23,500

Net interest income (loss) after provision for loan losses	(2,016)	49	(1,967)

Noninterest income
Service charges on deposit accounts, net	2,027	1,950	3,977
Fees for trust and investment management and brokerage services	735	651	1,386
Mortgage-banking	377	620	997
Automatic teller machine	321	303	624
Merchant services	101	794	895
Investment securities gains	—	8	8
Other	500	614	1,114

Total noninterest income	4,061	4,940	9,001

Noninterest expense
Salaries and other personnel	6,302	6,137	12,439
Occupancy	1,148	1,171	2,319
Furniture and equipment	927	967	1,894
Loss on disposition of premises, furniture, and equipment	3	5	8
FDIC deposit insurance assessment	981	715	1,696
Mortgage-servicing rights portfolio amortization and impairment	197	191	388
Marketing	450	295	745
Real estate acquired in settlement of loans writedowns and expenses	2,550	1,012	3,562
Other	2,813	2,830	5,643

Total noninterest expense	15,371	13,323	28,694

Net loss before benefit for income taxes	(13,326)	(8,334)	(21,660)

Benefit for income taxes	(4,793)	(3,042)	(7,835)

Net loss	$(8,533)	$(5,292)	$(13,825)

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the SEC’s Internet site (http://www.sec.gov).